                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Great Plains Software, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           GREAT PLAINS SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 15, 1999



TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of Great Plains Software, Inc. (the "Company") will be held on Wednesday, September 15, 1999, at 10:30 a.m. central time at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, for the following purposes:

     1. To elect two directors to serve for three-year terms or until their respective successors are elected and qualify;

     2. To approve the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending May 31, 2000;

     3. To approve an increase of 2,500,000 shares in the number of shares authorized under the 1997 Stock Incentive Plan; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock as of the close of business on July 26, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.


                                             By Order of the Board of Directors




                                             /s/ Bradley J. Burgum
                                             -----------------------------------
                                             Bradley J. Burgum
                                             Secretary

     August 9, 1999

                           GREAT PLAINS SOFTWARE, INC.
                              1701 S.W. 38TH STREET
                            FARGO, NORTH DAKOTA 58103

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 15, 1999

         This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Plains Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, September 15, 1999, at 10:30 a.m., central time, at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to shareholders commencing on or about August 9, 1999.

                             SOLICITATION OF PROXIES

         The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company's shareholders.

                          VOTING RIGHTS AND PROCEDURES

         Only shareholders of record of the Common Stock of the Company at the close of business on July 26, 1999 will be entitled to vote at the Annual Meeting. As of that date, a total of 15,465,963 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

         Shares of the Company's Common Stock represented by proxies in the accompanying form will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors and for a 2,500,000 share increase in the number of shares authorized for issuance under the 1997 Stock Incentive Plan.

         A shareholder may revoke a proxy at any time prior to its exercise by giving to an officer of the Company a written notice of revocation of the proxy's authority, by submitting a duly elected proxy bearing a later date or by delivering a written revocation at the Annual Meeting.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 26, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission"), and includes generally voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of July 26, 1999 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                                        Percentage of
                                                  Number of Shares       Outstanding
                                                 Beneficially Owned         Shares
                                                 ------------------         ------
Frederick W. Burgum (1)                                   2,455,665          15.9%
Douglas J. Burgum (2)                                     1,721,467          11.1%
T. Rowe Price Associates, Inc. (3)                        1,555,100          10.1%
Pilgrim Baxter & Associates, Ltd. (4)                     1,038,000           6.7%
Essex Investment Mgmt (5)                                   789,208           5.1%
Bradley J. Burgum (6)                                       513,325           3.3%
Steven K. Sydness (7)                                       102,905            *
Jodi A. Uecker-Rust (8)                                      53,434            *
Terri F. Zimmerman (9)                                       56,228            *
Darren C. Laybourn (10)                                      37,210            *
J.A. Heidi Roizen (11)                                       22,000            *
William V. Campbell (12)                                     21,000            *
Joseph S. Tibbetts, Jr. (13)                                 12,500            *
All directors and executive officers
  as a group (11 persons) (14)                            5,014,224          31.9%

------------------------------------------------
* Less than 1%

(1) Includes 11,000 shares issuable pursuant to options and shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(2) Includes 50,066 shares issuable pursuant to options and shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(3) Based on Section 13G filed on June 8, 1999. The address of T.Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(4) Based on Section 13G filed on February 9, 1999. The address of Pilgrim Baxter & Associates, Ltd. is 825 Duportail Road, Wayne, PA 19087

(5) Based on Section 13G filed on January 8, 1999. The address of Essex Investment Management is 125 High Street, 29th Floor, Boston, MA 02110-2702.

(6) Includes 11,000 shares issuable pursuant to options and shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum.

(7) Includes 25,001 shares issuable pursuant to options and shares held by certain members of Steven K. Sydness's household that are beneficially owned by Mr. Sydness.

(8)  Includes 5,999 shares issuable pursuant to options.

(9)  Includes 45,332 shares issuable pursuant to options.

(10) Includes 18,833 shares issuable pursuant to options.

(11) Includes 21,000 shares issuable pursuant to options.

(12) Includes 21,000 shares issuable pursuant to options.

(13) Includes 12,500 shares issuable pursuant to options.

(14) Includes 231,864 shares issuable pursuant to options.


                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is composed of six members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Douglas J. Burgum and Frederick W. Burgum are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated Messrs. Douglas J. Burgum and Frederick W. Burgum for election to the Board of Directors at the Annual Meeting for terms of three years, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. J. A. Heidi Roizen and Joseph S. Tibbetts, Jr. serve in the class whose term expires in 2000 and Bradley J. Burgum and William
V. Campbell serve in the class whose term expires in 2001. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

         The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Douglas J. Burgum and Frederick W. Burgum, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

         Information concerning the incumbent directors is set forth below.

J. A. Heidi Roizen
(Term expiring in 2000).......

                    Ms. Roizen, 41 years of age, has served as a director of the Company since February 1997. Ms. Roizen's career has included roles as an entrepreneur, CEO, large corporation executive, and most recently as a corporate director and advisor to leading technology companies. Ms. Roizen serves on the Boards of Directors of Preview Systems, Softbook Press, and the Software Development Forum. She also serves as a mentor capitalist to the portfolio companies of SOFTBANK Technology Ventures. She is an advisory board member of Time Domain Corporation, WhoWhere (a division of Lycos), Garage.com and the Microsoft Silicon Valley Developer Center. She is also a member of the Stanford Board of Trustees Nominating Committee. Prior to this, Ms. Roizen was VP of Worldwide Developer Relations for Apple Computer (Nasdaq: AAPL). Before joining Apple, she served for 13 years as CEO of T/Maker Company, a successful software developer and publisher. Heidi is a past president of the Software Publisher's Association and has served as a Public Governor of the Pacific Exchange. She has been recognized as one of the 100 most influential people in the microcomputer industry by MicroTimes, Personal Computing Magazine, and Upside Magazine. She has a BA and an MBA from Stanford University.


Joseph S. Tibbetts, Jr.
(Term expiring in 2000).......

                    Mr. Tibbetts, 46 years of age, has served as a director of the Company since October 1996. He has served as Senior Vice-President, Finance and Administration and Chief Financial Officer of Lightbridge, Inc., a publicly-held company based in Burlington, Massachusetts, since May 1998. He served as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of SeaChange International, Inc., a publicly-held company based in Maynard, Massachusetts, from June 1996 to March 1998. From November 1976 to June 1996, Mr. Tibbetts was employed as a Certified Public Accountant by Price Waterhouse LLP. He became a Partner of the firm in 1986 and the National Director of its Software Services Group in 1991. Mr. Tibbetts holds a B.S. in Business Administration from the University of New Hampshire and is a graduate of the Stanford Business School Executive Program for Growing Companies.


Bradley J. Burgum
(Term expiring in 2001)...........

                    Mr. Burgum, 47 years of age, has served as a director of the Company since 1984 and as Secretary since January 1996. Mr. Burgum has practiced law in Casselton, North Dakota for 22 years and is currently a shareholder and President of the Burgum & Irby Law Firm, P.C. He has served on the Board of Directors for the Arthur Companies, Inc., a privately-held diversified agribusiness corporation, since 1974. Mr. Burgum holds a B.S. in Business Economics from North Dakota State University and a J.D. from the University of North Dakota School of Law. Mr. Burgum is a Certified Public Accountant.

William V. Campbell
(Term expiring in 2001)...........

                    Mr. Campbell, 58 years of age, has served as a director of the Company since March 1997. Mr. Campbell is Chairman of the Board of Intuit, Inc., a publicly-held company based in Palo Alto, California. Mr. Campbell served as both President and Chief Executive Officer of Intuit Inc. from April 1994 to June, 1998. Prior to joining Intuit Inc., Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company, from January 1991 to December 1993. He was the founder, President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, Inc., from 1987 to January 1991. Mr. Campbell has also held senior executive positions at Apple Computer, Inc. and senior management positions at Kodak and J. Walter Thompson, an advertising agency in New York. Mr. Campbell has also recently joined the Board of Directors of Apple Computer, Inc. Mr. Campbell also serves on the Board of Directors of SanDisk, Inc. Mr. Campbell holds both a B.S. and a M.S. in Economics from Columbia University. He is presently a director of the National Football Foundation and Hall of Fame.

Douglas J. Burgum
(Nominee with new term
expiring in 2002)...

                    Mr. Burgum, 43 years of age, has served as President of the Company since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board since January 1996. Mr. Burgum was an early investor in the Company, and he initially served as Vice President and a director from March 1983 to March 1984. Before joining the Company, Mr. Burgum was a management consultant in the Chicago office of McKinsey & Company, Inc. Mr. Burgum holds a B.U.S. from North Dakota State University and an M.B.A. from the Stanford University Graduate School of Business.

Frederick W. Burgum
(Nominee with new term
expires in 2002)...

                    Mr. Burgum, 53 years of age, has served as a director of the Company since 1988. Mr. Burgum has been Chairman of the Board of the Arthur Companies, Inc. since 1984 and has served as its Chief Executive Officer since June 1992. He has served as Senior Vice President and a director of the First State Bank of North Dakota since 1972. Mr. Burgum is a veteran of the United States Army and holds a B.Ph. from the University of North Dakota.

     Douglas J. Burgum and Bradley J. Burgum are brothers, and Frederick W. Burgum is their cousin.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. DOUGLAS J. BURGUM AND FREDERICK W. BURGUM AS DIRECTORS OF THE COMPANY.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.

     During the 1999 fiscal year, the Board of Directors held six meetings. During the fiscal year, each director holding office during the fiscal year attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which he or she served. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below.

     Messrs. Bradley Burgum and Tibbetts are members of the Audit Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company. The Audit Committee held four meetings during the 1999 fiscal year.

     Messrs. Frederick Burgum and Campbell and Ms. Roizen are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and for administering the Company's stock plans. The Compensation Committee held three meetings during the 1999 fiscal year.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended, and an annual retainer of $6,000 paid in quarterly installments. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. Non-employee directors of the Company also receive stock options under the Company's Outside Directors' Stock Option Plan (the "Directors' Plan"). Each non-employee director was granted a non-qualified stock option to purchase 3,000 shares at an exercise price of $16.00 per share. In addition, an option to purchase 4,000 shares of Common Stock will be granted to each incumbent non-employee director on the date of each annual meeting of shareholders beginning with the Annual Meeting (vesting immediately). The Directors' Plan also provides that each non-employee director initially elected to the Board after June 19, 1997 will receive a non-qualified stock option to purchase 15,000 shares of Common Stock upon such initial election (vesting in three equal installments on each of the three 12-month anniversaries following the date of grant). Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Common Stock as of the date of grant, and such options expire five years from the date of grant.

     Directors who are also employees of the Company are not separately compensated for any services provided as a director.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

         The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and is responsible for developing and approving the Company's compensation program for the Chief Executive Officer and the other executive officers of the Company. In addition, the Committee administers the Company's 1997 Stock Incentive Plan and annual cash incentive compensation program. The overall objective of the Company's executive compensation program is to provide total compensation that will attract and retain highly qualified executives.

COMPENSATION PHILOSOPHY

     The philosophy of the Committee regarding the compensation of the executive officers consists of the following premises:

- Base salary and benefits should be competitive with other software and technology companies of comparable size.

- Incentive compensation should be directly related to the Company's achievement of specified financial and other performance targets.

- Long-term ownership of the Company's Common Stock should provide an important link between the executives and shareholders of the Company by creating incentives for the executives to realize the long-term goal of increasing shareholder value.


EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND BENEFITS

     In order to attract and retain executives, the Company strives to offer competitive salaries and employee benefits, including its 1997 Stock Purchase Plan, health care plans, Section 401(k) Profit Sharing Plan and other employee benefit programs. The Committee sets base salary levels for executives by comparison to industry compensation data for other software and technology companies with revenues in the same range as those of the Company. The Committee generally sets base salaries between the 25th percentile and 75th percentile, taking into account the executive's experience and level of responsibility.

ANNUAL INCENTIVE COMPENSATION

     The Company's annual incentive program allows an executive officer (other than the Chief Executive Officer) to earn additional cash compensation in an amount up to 30% to 40% of base salary (depending upon the specific plan approved for each executive officer) if target level performance goals are met. The Chief Executive Officer may earn an additional amount up to 60% of base salary if target level performance goals are met, 25% of which is discretionary. The total incentive compensation payable for other executive officers is based 85% on objective performance criteria and 15% on discretionary performance criteria, as determined by the Committee. Threshold, target and maximum goals are set by the Committee for each of the following objective performance criteria: operating income, revenue, revenue per employee and customer satisfaction. Incentive compensation is paid only if the threshold level of operating income is attained, which reflects the Committee's philosophy that incentive compensation payments are merited only if the Company meets base level profitability goals. Once the threshold level of operating income is reached, incentive compensation is paid based on actual operating income, revenue, revenue per employee and customer satisfaction as measured against the threshold, target and maximum goals for each of such performance criteria. Threshold performance results in payment of 25% of the target level bonus. A maximum incentive bonus equal to 150% of the target level bonus can be earned if performance meets or exceeds the maximum goal for each performance criterion used under the plan. The operating income and revenue goals are based on both quarterly and annual performance, while the other goals are based solely on annual performance. The discretionary criteria for the executive officers (other than the Chief Executive Officer) are established by the Committee in conjunction with the Chief Executive Officer. In fiscal 1999, the total incentive compensation which is capable of being earned by the executive officers as a percentage of base salary was between 30% and 60%.

STOCK OPTION PROGRAM

     Stock options are awarded in the Committee's discretion to executive officers based upon historical and potential contributions to the success of the Company, an evaluation of market survey data with respect to grants of stock options by comparable companies and consideration of the number of stock options already held by each executive officer. Generally, stock options have an exercise price equal to the fair market value of the Common Stock on the date of grant.


CHIEF EXECUTIVE OFFICER COMPENSATION

     In fiscal 1999, Douglas J. Burgum received a base salary of $306,000, an amount representing approximately the 75th percentile of base salaries for chief executive officers of other software and technology companies with revenues comparable to those of the Company. Mr. Burgum was paid approximately $116,000 of incentive compensation under the Company's annual incentive compensation program, which represented approximately 85% of his target bonus for the fiscal year. Approximately 20% of the amount of incentive compensation paid to Mr. Burgum was based upon discretionary criteria as determined by the Committee, primarily Mr. Burgum's leadership during the fiscal year.

Tax Deductibility of Executive Compensation

     The Company's 1997 Stock Incentive Plan complies with Section 162(m) of the Internal Revenue Code of 1986, as amended, in order that compensation resulting from stock options and certain other awards under such plan will not be counted toward the $1,000,000 limit on the deductibility of compensation under Section 162(m). Section 162(m) should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future.

William V. Campbell
Frederick W. Burgum
J. A. Heidi Roizen

Members of the Compensation Committee


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during each of the fiscal years ended May 31, 1999, 1998 and 1997, by the Company's Chief Executive Officer and the four other most highly compensated executive officers.

                           ANNUAL COMPENSATION SHARES

                                                                              Long Term
                                                                               Compen-
                                                                               sations
                                                                                Awards
                                                                              -----------
                                                  Annual Compensation           Shares     All Other
                                           ---------------------------------- Underlying    Compen-
Name and Principal Position         Year     Salary       Bonus     Other(1)   Options     sation(2)
---------------------------------- ------- ------------ ----------- --------- -----------  ----------
Douglas J. Burgum                   1999     $ 306,000    $116,283    $    0           0      $2,500
   Chairman of the Board,           1998     $ 265,000    $154,625    $    0      50,000      $2,920
   President, and Chief             1997     $ 252,000    $150,472    $    0      53,333      $3,145
   Executive Officer

Terri F. Zimmerman                  1999     $ 180,000     $37,363    $    0           0      $3,061
   Chief Financial Officer          1998     $ 150,000     $55,918    $    0           0      $2,574
   and Executive Vice President     1997     $ 135,000     $45,757    $    0      40,000      $2,691

Steven K. Sydness                   1999     $ 168,750     $25,666    $    0           0      $3,112
   Executive Vice President,        1998     $ 143,000     $42,428    $    0           0      $2,535
   Worldwide Sales and Marketing    1997     $ 125,000     $50,812    $    0      10,000      $2,687

Jodi A. Uecker-Rust                 1999     $ 153,750     $27,429    $    0           0      $3,053
   Executive Vice President,        1998     $ 132,000     $48,960    $    0      10,000      $2,529
   Organizational Development       1997     $ 125,000     $45,174    $    0       6,667      $2,682

Darren C. Laybourn (3)              1999     $ 180,000     $39,238    $    0           0      $2,555
   Vice President,
   Research and Development

---------------------------

(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses in each fiscal year for each of the executive officers named above.

(2) The amounts reported represent the Company's contributions to its 401(k) Profit Sharing Plan on behalf of the executive officers.

(3)  Mr. Laybourn became an executive officer of the Company on July 15, 1998.

STOCK OPTIONS

         The following table summarizes stock options granted to the executive officers named in the Summary Compensation Table above during the Company's fiscal year ended May 31, 1999.


                                 Option Grants in Fiscal Year 1999

                                          Individual Grants
                           ----------------------------------------------
                                        % of Total                           Potential Realizable
                            Number of     Options                              Value at Assumed
                           Securities   Granted to                          Annual Rates of Stock
                           Underlying    Employees   Exercise                 Price Appreciation
                             Options     in Fiscal   Price Per Expiration    for Option Term (3)
Name                         Granted     Year (1)    Share (2)   Date          5%          10%
---------------------      ------------ ------------ --------- ----------  ----------- -------------
Douglas J. Burgum                    0         0.0%    $ 0.00     --              $ 0           $ 0
Terri F. Zimmerman                   0         0.0%    $ 0.00     --              $ 0           $ 0
Steven K. Sydness                    0         0.0%    $ 0.00     --              $ 0           $ 0
Jodi A. Uecker-Rust                  0         0.0%    $ 0.00     --              $ 0           $ 0
Darren C. Laybourn                   0         0.0%    $ 0.00     --              $ 0           $ 0

-----------------------

(1) In fiscal 1999, the Company granted other employees options to purchase an aggregate of 374,484 shares of Common Stock.

(2) The exercise price may be paid in cash or in shares of Common Stock with a market value equal to the exercise price.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning options to purchase Common Stock exercised by the executive officers named in the Summary Compensation Table above during fiscal year 1999 and the number and value of unexercised stock options held by such officers as of May 31, 1999.


                    Aggregated Option Exercises in Fiscal Year 1999
                           and Fiscal Year-End Option Values

                                                              Number of Shares
                                                                   Underlying            Value of Unexercised
                             Shares                         Unexercised Options           In-the-Money Options
                            Acquired       Value              At Fiscal Year-end          at Fiscal Year-end (1)
Name                       on Exercise    Realized     Exercisable  Unexercisable    Exercisable   Unexercisable
---------------------      ------------ -------------  ------------ --------------  -------------  -------------

Douglas J. Burgum                    0     $       0        37,566         65,767     $1,022,433     $1,660,581
Terri F. Zimmerman               8,000     $ 226,700        39,332         34,002     $1,260,276     $1,085,832
Steven K. Sydness                1,000     $  28,338        16,334         12,667     $  538,606     $  411,168
Jodi A. Uecker-Rust                  0     $       0         8,666         12,001     $  252,388     $  252,637
Darren C. Laybourn                   0     $       0        15,633         17,200     $  477,923     $  445,914

-----------------------

EMPLOYMENT AGREEMENT

     The Company's CFO, Terri F. Zimmerman resigned in July, 1999 to take a similar position with a non-competitive technology company based in Minneapolis, Minnesota. The Company had an agreement with Ms. Zimmerman pursuant to which she would have received a severance payment equal to her annual base salary in the event her employment with the Company was involuntarily terminated following a merger, acquisition or other similar event involving the Company, if such termination occurred on or prior to September 5, 1999. Such severance payment would have been reduced by any income earned by Ms. Zimmerman from any other source during such one-year period.



                             STOCK PERFORMANCE GRAPH


     The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period of June 19, 1997 through May 31, 1999 with cumulative total return on the Nasdaq National Market (U.S. Companies) Index and the cumulative total return for the Nasdaq Computer & Data Processing Services Index. The comparison assumes that $100 was invested on June 19, 1997 in the Company's Common Stock and in both of the comparison indices, and assumes reinvestment of dividends, if any. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.

                       COMPARISON OF CUMULATIVE RETURNS
                                   [GRAPHIC]




                                 PLOT POINTS

                6/19/97    8/29/97    11/28/97     2/27/98   6/29/98   8/31/98   11/30/98   2/26/99  6/28/99
                -------    -------    --------     -------   -------   -------   --------   -------  -------
GPSI             100         165         141         208       228       211        245       263      236
NASDAQ           100         110         111         123       123       104        136       160      173
SIC 737          100         107         109         125       127       118        159       196      204


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met, except as to one late filing by Terri Zimmerman with respect to one transaction and two late filings by Brian Carey with respect to two transactions. All filings are current as of August 9, 1999.


                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending May 31, 2000. A proposal to approve the appointment of PricewaterhouseCoopers LLP will be presented at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of PricewaterhouseCoopers LLP is not approved by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                     PROPOSAL TO INCREASE SHARES AUTHORIZED
                         UNDER 1997 STOCK INCENTIVE PLAN

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the 1997 Stock Incentive Plan (the "Incentive Plan") to increase the number of shares of Common Stock available for issuance pursuant to awards granted thereunder from 1,000,000 to 3,500,000. The Board of Directors believes that stock options have been, and will continue to be an important compensation element in attracting and retaining key employees. As of May 31, 1999, only 491,522 shares remained available for grant under the Incentive Plan. The Board of Directors estimates that the Company will need to grant options in the aggregate of approximately 500,000 shares per year during fiscal 2000 and fiscal 2001.

    The market value of a share of Common Stock on July 26, 1999 was $ 44.313 per share.

                          SUMMARY OF THE INCENTIVE PLAN

     The Incentive Plan provides for the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units, (d) performance awards, (e) dividend equivalents and (f) other stock-based awards. If the proposed amendment is approved by the shareholders, the Company will have reserved 3,500,000 shares of Common Stock for issuance under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the Incentive Plan; to select the key employees to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

     In order to meet the requirements of Section 162(m) of the Code, the Incentive Plan contains a limitation on the number of options that may be granted to any single optionee in any one calendar year.

     The exercise price per share under any stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Common Stock on the date of the grant of such option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price.

     The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

                  If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the Incentive Plan.

     The Board of Directors may amend, alter or discontinue the Incentive Plan at any time, provided that shareholder approval must be obtained for any change that absent such shareholder approval, (i) would violate any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Incentive Plan.


                         FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the Incentive Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option, or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

     With respect to other awards granted under the Incentive Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company may be entitled at that time to a tax deduction for the same amount.

     Special rules may apply in the case of individuals subject to Section 16(b) of the 1934 Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, are determined as of the end of such period.

     The affirmative vote of the holders of the majority of the shares of the Company's Common Stock represented at the meeting and entitled to vote on this matter is necessary for approval of the proposed amendment to the Incentive Plan. Proxies will be voted in favor of such proposal unless otherwise specified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE INCENTIVE PLAN.




                      PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 2000 Annual Meeting of Shareholders must have been received at the Company's executive offices, 1701 S.W. 38th Street, Fargo, North Dakota 58103, no later than the close of business on April 11, 2000. Proposals should be sent to the attention of the Secretary.




                                  OTHER MATTERS

     The Company is not aware of any other matters which may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to the best interests of the Company.

                                              By Order of the Board of Directors
                                                               Bradley J. Burgum
                                                                       Secretary

August 9, 1999

PROXY

                           GREAT PLAINS SOFTWARE, INC.

                       1999 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Douglas J. Burgum and Tami L. Reller proxies (each with the power to act alone and with the power of substitution), to vote, as designated below, all shares of Common Stock of Great Plains Software, Inc. which the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of Great Plains Software, Inc. to be held on Wednesday, September 15, 1999 at 10:30 a.m. central time at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota 58103, and any adjournment thereof, and hereby revokes all former proxies.


1.  ELECTION OF DIRECTORS. NOMINEES:  Douglas J. Burgum and Frederick W. Burgum


/ / VOTE FOR all nominees listed above,            / / WITHHOLD AUTHORITY
    except those whose names are written below:        to vote for all nominees
                                                       listed above


2. PROPOSAL TO APPROVE THE APPOINTMENT OF PricewaterhouseCoopers LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


      / / FOR                     / / AGAINST                   / / ABSTAIN


           (Continued, and to be signed and dated on the reverse side)

                           (Continued from other side)

3. PROPOSAL TO APPROVE AN INCREASE OF 2,500,000 SHARES IN THE NUMBER OF SHARES AUTHORIZED UNDER THE 1997 STOCK INCENTIVE PLAN.

      / / FOR                     / / AGAINST                   / / ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL METING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                Please sign exactly as your name appears hereon.
                           Jointly owned shares will be voted as directed if one
                     owner signs unless another owner instructs to the contrary, in which case the shares will not be voted.  If signing
              in a representative capacity, please indicate title and authority.




                                                   Dated:                 , 1999
                                                         ----------------


                                             ----------------------------------
                                                           Signature